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                                                                      EXHIBIT 99

                    [LETTERHEAD OF IMPAC MORTGAGE HOLDINGS, INC.]

                         Impac Mortgage Holdings, Inc.
     Announces Delay of Payment Date of Previously Announced Third Quarter
       1998 Dividend; Expected Third Quarter 1998 Loss, Reduced Earnings
       Expectations for Fourth Quarter 1998 and No Further Dividends for
          the Remainder of 1998; Adoption of a Stock Repurchase Plan;
                     Adoption of a Stockholder Rights Plan

       Santa Ana Heights, California; October 8, 1998 -- Impac Mortgage Holdings, Inc. (Amex-IMH) today made several significant announcements.

             Delay of Payment Date of Third Quarter 1998 Dividend
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     The Company today announced a delay of the payment date of its previously announced third quarter 1998 dividend to January 6, 1999. The Board of Directors reserves the right to accelerate that payment date in its sole discretion. The amount of the dividend ($.49 per share) and the record date for receipt of the dividend (October 9, 1998) are not affected by the delay. As a result of the payment delay, the Company will pay interest, at a rate of 4% per annum, on the amount due calculated from the previously announced payment date (October 26, 1998) through the date of actual payment. The interest may be paid in the form of cash or shares of the Company's common stock.

     Joseph R. Tomkinson, Chief Executive Officer of IMH stated, "Due to the turmoil in the securitization markets and the tightening of pricing on whole loan sales, we feel compelled to take positive steps to improve profitability and liquidity. We intend to reduce our exposure to tightening of pricing in the secondary market and improve profitability by modifying our loan origination strategy. We intend to raise the pricing on the origination of our residential mortgages which will improve our margins. While this decision will result in lower origination volume in the fourth quarter of 1998 and possibly thereafter, we feel we will achieve better results on the subsequent resale of these loans. To improve our liquidity we are taking cost-cutting measures including negotiating with our institutional lenders to improve credit terms, liquidating selected assets and delaying the date of payment of the dividend."

     "We have no intention to go out of business or declare bankruptcy," stated Mr. Tomkinson. "We believe that the stock market is adversely reacting to the financial sectors in general and to mortgage companies in particular in part due to the bankruptcy announcements of other substantial lenders. We believe the residential market remains strong and that the recent turmoil in the credit markets is a short-term issue. While the recent turn of events is disappointing, we believe the Company remains positioned for long-term growth which will ultimately benefit our stockholders. We feel we need to take these actions to secure long-term viability so long as the secondary and stock markets remain unstable. We will continue to pursue avenues such as substantial whole loan sales, creative securitization vehicles and selected asset sales to boost cash-flow. We believe the

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retention of capital not only aids in the financial welfare of the Company in the short-run but positions us to take advantage of opportunities to reinvest in higher yielding long-term assets."

Expected Third Quarter 1998 Loss, Reduced Earnings Expectations for the Fourth
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       Quarter 1998 and no Further Dividends for the Remainder of 1998
       ---------------------------------------------------------------

     The Company announced that it expects to record a loss for its third quarter ended September 30, 1998, projected earnings for the fourth quarter of 1998 will be lower than previously expected and that it will pay no further dividend for 1998 other than the previously announced third quarter 1998 dividend.

     Third quarter 1998 results will be impaired by a number of market factors, including the recent decline in the market price of Impac Commercial Holdings, Inc. ("ICH") common stock. The Company currently owns 9.8% of ICH's common stock and 100% of common class A non-voting. The decline in the market price of ICH common stock below book value has an adverse impact on the Company's income statement. Reported results are also affected by the fact that the Company holds certain high loan-to-value ratio and sub-prime loans held for sale and subordinate securities on its books at the lower cost or market, the market value of which has fallen significantly during the third and fourth quarters of 1998. Each of these adjustments are non-cash accounting charges. In addition, operating results for the third quarter are expected to be affected by the anticipated liquidation of certain assets in the fourth quarter of 1998, which will increase liquidity. Due to adverse market conditions, such sales may take place at a loss, a portion of which will be recorded in the third quarter.

     Based on the closing sales price of ICH on October 7, 1998 and prevailing conditions in the secondary market, the Company expects to record charges to earnings that will result in a net loss between approximately $17.2 million to $22.9 million or approximately $0.70 to $0.93 per share of common stock on a diluted basis for the third quarter of 1998. This is largely the result of the aggregate amount of the referenced non-cash accounting charges which are expected to be between approximately $26.8 million and $32.5 million or approximately $1.09 to $1.32 per share of common stock on a diluted basis.

     Fourth quarter 1998 operating results are likely to be adversely affected by the aforementioned liquidation of assets, the lack of stability in the securitization markets, tightening of pricing on whole loan sales and the decrease in the value of the Company's equity holdings in ICH.

     Furthermore, in an effort to boost liquidity for long-term growth, the Company announced that it does not expect to make a further dividend payment in 1998, other than the previously announced third quarter 1998 dividend. Other than the delayed third quarter 1998 dividend, the Company is not required under the

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rules governing real estate investment trusts to make a further dividend payment for 1998.

     Mr. Tomkinson stated, "As we have said, we decided to delay the third quarter dividend payment date to boost liquidity. Other than the previously announced third quarter 1998 dividend, we do not feel that paying additional dividends for 1998 is wise because our goal is to position the Company for long-term growth. We feel that preserving capital is in the Company's and our stockholders best long-term interests."

                      Adoption of a Stock Repurchase Plan
                      -----------------------------------

     The Company today announced that its Board of Directors has authorized the Company to repurchase up to $5.0 million worth of the Company's common stock, $.01 par value, in open market purchases from time to time in the discretion of the Company's management; the timing and extent of the repurchases will depend on market conditions.

     The Company intends to effect such repurchases, if any, in compliance with the Rule 10b-18 under the Securities Exchange Act of 1934. The acquired shares will be canceled.

     "We believe that the true value of the Company is not reflected in the current market price of our common stock," said Mr. Tomkinson. "This common stock repurchase plan reflects our confidence in the long-term growth potential of our Company."

                     Adoption of a Stockholder Rights Plan
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     The Company today announced that its board of directors has adopted a
Stockholder Rights Plan in which Preferred Stock Purchase Rights will be distributed as a dividend at the rate of one Right for each outstanding share of common stock.

     Mr. Tomkinson stated, "The Rights are designed to assure that all of the Company stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open-market accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium."

     Mr. Tomkinson also stated "that the Company is not aware of any current intent to acquire a sufficient number of shares of the Company's common stock to trigger distribution of the Rights."

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     The Rights will be attached to the Company's common stock. The Rights will be exercisable and trade separately only in the event that a person or group acquires or announces the intent to acquire 10 percent or more of the Company's common stock. Each Right will entitle stockholders to buy one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $10.00

     If the Company is acquired in a merger or other transaction after a person has acquired 10 percent or more of Company outstanding common stock, each Right will entitle the stockholder to purchase, at the Right's then-current exercise price, a number of the acquiring Company's common shares having a market value of twice such price.

     In addition, if a person or group acquires 10 percent or more of the Company's common stock, each Right will entitle the stockholder (other than the acquiring person) to purchase, at the Right's then-current exercise price, a number of shares of the Company's common stock having a market value of twice such price.

     Following the acquisition by a person of 10 percent or more of the Company's common stock and before an acquisition of 50 percent or more of the common stock, the Board of Directors may exchange the Rights (other than the Rights owned by such person) at an exchange ratio of one share of common stock per Right.

     Before a person or group acquires beneficial ownership of 10 percent or more of the Company's common stock, the Rights are redeemable for $.0001 per right at the option of the Board of Directors.

     The dividend distribution will be made on October 19, 1998, payable to stockholders on record on that date. The Rights will expire on October 19, 2008. The Rights disbtribution is not taxable to stockholders.

     The Rights are intended to enable all the Company stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

     The Company is a mortgage loan investment company that invests primarily in non-conforming, high-yielding mortgages which, together with its subsidiaries and related companies, operates three businesses. The Company's first business is to act as a long-term investor of primarily non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans. The second business is Impac Funding Corporation ("IFC"), which purchases primarily non-conforming mortgage loans and to a lessor extent, second mortgages, from a

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network of third party correspondent loan originators and subsequently securitizes or sells such loans to permanent investors. As the Company's third business, Impac Warehouse Lending Group, a wholly owned subsidiary of the Company, focuses on providing warehouse and reverse-repurchase financing to approved mortgage banks, most of which are correspondents of IFC.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may", "will", "intend", "should", "expect", "anticipate", "estimate", or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipate in such forward-looking statements as a result of certain factors. The financial information presented in this release pertaining to actual results should not be taken to predict future earnings, as the Company may not experience similar earnings in future periods.

For further information, please contact the Company's investor relations department:

INVESTOR RELATIONS:
Thom Singha
Tania Jernigan
714-438-2100

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